UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 10, 2010

Majestic Capital, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

001-32705 (Commission File Number)	98-0521707 (IRS Employer Identification No.)

P.O. Box HM 2062, Hamilton HM HX, Bermuda (Address of Principal Executive Offices)	(Zip Code)

(441) 295-6689

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On September 10, 2010, Majestic USA Capital, Inc. (Majestic USA), a wholly-owned subsidiary of Majestic Capital, Ltd. (the Company), restructured the lease for its Poughkeepsie office space and entered into a Third Amendment to Lease (the Lease Amendment) and a License Agreement, both effective September 1, 2010, with Oakwood Partners, L.L.C., as landlord, to amend the Lease Agreement, dated August 5, 2005 (the Lease).

Pursuant to the Lease Amendment, Majestic USA eliminated 13,726 square feet of office space from the Lease effective September 1, 2010, subject to a license to continue occupying the eliminated office space through the later of December 31, 2011 or 120 days after the landlord gives notice to vacate. In exchange, Majestic USA paid a termination fee of $1.75 million to the landlord and agreed to forgive a $0.75 million receivable related to certain tax credits due from the landlord under the terms of the Lease. In addition, the Lease Amendment assigned the Lease from Compensation Risk Managers, LLC (CRM) to Majestic USA, which had previously guaranteed CRM’s performance under the lease. Following the restructuring, Majestic USA’s total office space subject to the Lease is approximately 20,589 rentable square feet, with annual rent payments of $751,499 from September 1, 2010 through December 9, 2012, $823,560 from December 10, 2012 through December 9, 2017, and $902,828 from December 10, 2017 through December 31, 2022.

In connection with the Lease Amendment, the Company expects to incur charges of approximately $2.5 million during the third quarter of 2010, of which $1.75 million is expected to be a cash charge and $0.75 million is expected to be non-cash.

The lease restructuring is expected to yield pre-tax expense savings of approximately $7.7 million over the term of the lease, which results in average pre-tax expense savings of approximately $0.8 million per year. The restructuring was part of the Company’s cost reduction efforts and was based on an evaluation of its current and projected business operations and needs for office space.

A copy of the Lease Amendment and License Agreement are included as Exhibits 10.1 and 10.2, respectively, to this Form 8-K, and a copy of the Lease is attached as Exhibit 10.4 to the Company’s Form S-1 filed on September 19, 2005. The descriptions set forth in this report of the Lease Amendment, License Agreement and Lease are qualified in their entirety by reference to the full text of such agreements.

Item 2.05. Costs Associated with Exit or Disposal Activities.

The information set forth in Items 1.01 of this Current Report is incorporated by reference into this Item 2.05.

The charge and expected savings that the Company expects to incur in connection with the Lease Amendment is subject to a number of assumptions and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the Lease Amendment.

This current report on Form 8-K contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on the Company's current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology. All forward-looking statements involve risks and uncertainties. Although the Company believes that its plans, intentions and expectations are reasonable, the Company may not achieve such plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements the Company makes in this document. Such risks and uncertainties are discussed in the Company's Form 10-K for the year ended December 31, 2009 and in other documents filed by the Company with the Securities and Exchange Commission. These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

Item 9.01.     Financial Statements and Exhibits.

(d) The following exhibits are filed or furnished herewith:

10.1	Third Amendment to Lease, dated September 1, 2010, by and between Oakwood Partners, L.L.C. and Majestic USA Capital, Inc. (formerly known as CRM USA Holdings, Inc.)
10.2	License Agreement, dated September 1, 2010, by and between Oakwood Partners, L.L.C. and Majestic USA Capital, Inc. (formerly known as CRM USA Holdings, Inc.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Majestic Capital, Ltd.

September 15, 2010	/s/ James J. Scardino
James J. Scardino
Chief Executive Officer